Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING

We consent to the incorporation by reference in Registration Statements No. 333-216797, No. 333-222264, and No. 333-229145 on Form S-3, and Registration Statements No. 333-224013, No. 333-226797, No. 333-227383, No. 333-216794, No. 333-210472, No. 333-230460, and No. 333-239507 on Form S-8 of our report dated March 5, 2021, relating to the consolidate financial statements of ViewRay, Inc. and its subsidiaries (the “Company”), appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2020.

/s/ Deloitte & Touche LLP

San Francisco, California

March 5, 2021